Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES QUARTERLY CASH DISTRIBUTION

DALLAS, Texas, June 20, 2014 – Southwest Bank, as Trustee of the Tidelands Royalty Trust “B” (OTC BB: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.059940 per unit, payable on July 14, 2014, to unitholders of record on June 30, 2014. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter decreased to $0.059940 per unit from $0.101635 per unit last quarter. Royalties received this quarter as compared to the last quarter decreased due to decreased natural gas production and a slight decrease in oil prices, which were offset by an increase in oil production and an increase in natural gas prices.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee. As of May 22, 2014, the conditions were met, including, unitholders approving Southwest Bank as successor trustee, effective May 30, 2014.

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Contact:	Tod Miller EVP Manager of Trust Services Southwest Bank (817) 298-5575